Exhibit 99.1
FOR IMMEDIATE RELEASE:
Thursday, October 14, 2010
COMMERCE BANCSHARES, INC. ANNOUNCES THIRD QUARTER
EARNINGS PER SHARE OF $.67
     Commerce Bancshares, Inc. announced earnings of $.67 per share for the three months ended September 30, 2010 compared to $.63 in the third quarter of 2009 and $.71 per share in the previous quarter. Net income for the third quarter amounted to $55.9 million compared to $51.6 million in the same period last year and $59.7 million in the previous quarter. The return on average assets for the three months ended September 30, 2010 was 1.19%, and the return on average equity was 11.0%.
     For the nine months ended September 30, 2010, earnings per share totaled $1.91, an increase of 30% compared to $1.47 per share during the same period in 2009. Net income for the first nine months of 2010 amounted to $159.8 million compared with $119.5 million in the same period last year. The return on average assets for the first nine months ended September 30, 2010 was 1.17%, and the return on average equity was 10.9%. The efficiency ratio was 59.5%.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “Third quarter operating results reflect several continuing trends. Record low interest rates, a flat short-term yield curve and soft loan demand put pressure on our net interest income. Improved asset quality reduced our loan loss provision while non-performing assets declined further this quarter. Continuing strong revenues in debit and credit card products helped to offset lower consumer deposit fees resulting from new regulations on overdraft charges implemented on July 1. We continue to compete vigorously for new commercial loan opportunities and on September 28, 2010 we announced a new partnership with the State of Missouri with a goal of lending $100 million to small businesses in the State.”
     Mr. Kemper continued, “During the quarter, net loan charge-offs totaled $21.8 million compared to $22.2 million in the previous quarter, and $30.9 million in the same period last year. Non-performing assets at September 30, 2010 totaled $102.1 million compared to $103.2 million in the previous quarter. The provision for loan losses matched our net loan charge-offs this quarter and our allowance for loan losses was unchanged at $197.5 million, representing 2.2 times non-performing loans. Our capital and liquidity positions continued to strengthen, as the ratio of tangible common equity to assets increased to 10.3%, while our loans to deposits ratio amounted to 68.9%.”
     Total assets at September 30, 2010 were $18.8 billion, total loans were $10.0 billion, and total deposits were $14.4 billion.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 370 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	6/30/10	9/30/10	9/30/09
Non-Accrual Loans	$90,267	$89,609	$121,698
Foreclosed Real Estate	$12,920	$12,539	$7,535
Total Non-Performing Assets	$103,187	$102,148	$129,233
Non-Performing Assets to Loans	1.06%	1.05%	1.26%
Non-Performing Assets to Total Assets	.56%	.54%	.72%

Loans 90 Days & Over Past Due — Still Accruing	$42,315	$42,723	$45,614

     This financial news release, including management’s discussion of third quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
(Unaudited)	2010	2010	2009	2010	2009
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$163,108	$159,437	$163,539	$485,255	$470,999
Taxable equivalent net interest income	167,826	164,773	168,408	500,133	484,673
Non-interest income	101,647	99,543	102,135	294,442	293,128
Investment securities gains (losses), net	660	16	(945)	(2,989)	(5,870)
Provision for loan losses	22,187	21,844	35,361	78,353	119,695
Non-interest expense	155,982	155,119	154,489	466,888	467,386
Net income	59,734	55,885	51,649	159,789	119,453
Cash dividends	19,615	19,621	18,962	58,836	55,736
Net total loan charge-offs	22,187	21,844	30,896	75,295	101,848
Business	2,223	582	4,626	3,072	10,846
Real estate — construction and land	480	1,971	4,463	13,417	24,062
Real estate — business	1,022	776	1,253	2,229	3,062
Consumer credit card	12,338	12,592	12,577	37,995	36,554
Consumer	4,743	4,912	6,522	15,179	24,331
Revolving home equity	650	276	233	1,506	629
Student	—	2	2	5	4
Real estate — personal	515	379	797	1,095	1,557
Overdraft	216	354	423	797	803
Per common share:
Net income — basic	$0.72	$0.67	$0.63	$1.92	$1.47
Net income — diluted	$0.71	$0.67	$0.63	$1.91	$1.47
Cash dividends	$0.235	$0.235	$0.229	$0.705	$0.686
Diluted wtd. average shares o/s	83,385	83,390	82,491	83,367	80,951

RATIOS
Average loans to deposits (1)	71.96%	68.88%	77.40%	71.88%	81.96%
Return on total average assets	1.33%	1.19%	1.16%	1.17%	0.91%
Return on total average equity	12.21%	10.98%	11.49%	10.85%	9.49%
Non-interest income to revenue (2)	38.39%	38.44%	38.44%	37.76%	38.36%
Efficiency ratio (3)	58.48%	59.51%	57.75%	59.48%	60.76%

AT PERIOD END
Book value per share based on total equity	$23.85	$24.54	$22.33
Market value per share	$35.99	$37.59	$35.47
Allowance for loan losses as a percentage of loans	2.03%	2.04%	1.85%
Tier I leverage ratio	10.01%	9.93%	9.65%
Tangible equity to assets ratio (4)	10.15%	10.26%	9.60%
Common shares outstanding	83,371,031	83,408,100	82,868,805
Shareholders of record	4,369	4,311	4,449
Number of bank/ATM locations	373	369	373
Full-time equivalent employees	5,051	5,011	5,148

OTHER QTD INFORMATION
High market value per share	$43.22	$40.34	$38.08

Low market value per share	$35.52	$35.10	$29.47

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	The tangible equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
(In thousands, except per share data)	2010	2010	2009	2010	2009
Interest income	$185,057	$178,916	$201,647	$552,042	$594,513
Interest expense	21,949	19,479	38,108	66,787	123,514

Net interest income	163,108	159,437	163,539	485,255	470,999
Provision for loan losses	22,187	21,844	35,361	78,353	119,695

Net interest income after provision for loan losses	140,921	137,593	128,178	406,902	351,304

NON-INTEREST INCOME
Bank card transaction fees	37,659	37,723	31,279	107,872	88,552
Deposit account charges and other fees	25,472	21,693	27,750	71,146	80,277
Trust fees	20,358	20,170	19,258	59,846	57,486
Bond trading income	5,387	5,133	5,187	15,524	17,529
Consumer brokerage services	2,372	2,390	2,692	6,879	8,418
Loan fees and sales	3,472	5,830	6,851	11,141	13,545
Other	6,927	6,604	9,118	22,034	27,321

Total non-interest income	101,647	99,543	102,135	294,442	293,128

INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	4,415	5,645	(3,457)	11,355	(35,422)
Less noncredit-related losses (reversals) on securities not expected to be sold	(5,091)	(7,690)	1,993	(15,533)	32,611

Net impairment losses	(676)	(2,045)	(1,464)	(4,178)	(2,811)
Realized gains (losses) on sales and fair value adjustments	1,336	2,061	519	1,189	(3,059)

Investment securities gains (losses), net	660	16	(945)	(2,989)	(5,870)

NON-INTEREST EXPENSE
Salaries and employee benefits	87,108	85,442	87,267	259,988	260,299
Net occupancy	11,513	12,086	11,752	35,697	34,652
Equipment	5,938	5,709	6,306	17,548	18,883
Supplies and communication	6,829	6,724	8,061	20,891	24,994
Data processing and software	17,497	16,833	15,500	50,936	44,854
Marketing	5,002	5,064	4,846	14,784	14,099
Deposit insurance	4,939	4,756	4,833	14,445	21,908
Indemnification obligation	(1,683)	—	(2,496)	(1,683)	(2,496)
Other	18,839	18,505	18,420	54,282	50,193

Total non-interest expense	155,982	155,119	154,489	466,888	467,386

Income before income taxes	87,246	82,033	74,879	231,467	171,176
Less income taxes	27,428	26,012	23,415	71,817	52,264

Net income before non-controlling interest	59,818	56,021	51,464	159,650	118,912
Less non-controlling interest expense (income)	84	136	(185)	(139)	(541)

Net income	$59,734	$55,885	$51,649	$159,789	$119,453

Net income per common share — basic	$0.72	$0.67	$0.63	$1.92	$1.47

Net income per common share — diluted	$0.71	$0.67	$0.63	$1.91	$1.47

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30	Sept. 30	Sept. 30
(In thousands)	2010	2010	2009
ASSETS
Loans	$9,735,049	$9,706,265	$10,282,690
Allowance for loan losses	(197,538)	(197,538)	(190,466)

Net loans	9,537,511	9,508,727	10,092,224

Loans held for sale	489,826	248,108	317,913
Investment securities:
Available for sale	6,649,890	7,164,273	6,075,632
Trading	17,245	20,828	9,242
Non-marketable	107,343	110,487	133,732

Total investment securities	6,774,478	7,295,588	6,218,606

Short-term federal funds sold and securities purchased under agreements to resell	9,300	4,550	12,620
Long-term securities purchased under agreements to resell	—	350,000	—
Interest earning deposits with banks	302,354	4,047	118,745
Cash and due from banks	339,990	412,315	342,949
Land, buildings and equipment — net	393,133	387,792	403,900
Goodwill	125,585	125,585	125,585
Other intangible assets — net	12,278	11,285	15,060
Other assets	394,856	403,762	305,505

Total assets	$18,379,311	$18,751,759	$17,953,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,666,649	$1,752,930	$1,512,529
Savings, interest checking and money market	9,631,428	9,712,088	8,678,985
Time open and C.D.’s of less than $100,000	1,677,251	1,607,664	2,004,276
Time open and C.D.’s of $100,000 and over	1,510,819	1,318,877	1,645,005

Total deposits	14,486,147	14,391,559	13,840,795
Federal funds purchased and securities sold under agreements to repurchase	1,006,356	1,530,555	1,130,193
Other borrowings	363,997	337,863	821,941
Other liabilities	534,197	445,177	309,534

Total liabilities	16,390,697	16,705,154	16,102,463

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	417,617	417,827	395,182
Capital surplus	862,965	865,246	710,588
Retained earnings	633,221	669,485	696,876
Treasury stock	(2,153)	(2,323)	(825)
Accumulated other comprehensive income	75,797	95,204	47,003

Total stockholders’ equity	1,987,447	2,045,439	1,848,824
Non-controlling interest	1,167	1,166	1,820

Total equity	1,988,614	2,046,605	1,850,644

Total liabilities and equity	$18,379,311	$18,751,759	$17,953,107

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

	For the Three Months Ended
	June 30, 2010		September 30, 2010		September 30, 2009
		Avg. Rates		Avg. Rates		Avg. Rates
(Unaudited)	Average	Earned/	Average	Earned/	Average	Earned/
(Dollars in thousands)	Balance	Paid	Balance	Paid	Balance	Paid
ASSETS:
Loans:
Business (A)	$2,880,616	3.93%	$2,917,798	3.82%	$3,019,018	3.77%
Real estate — construction and land	568,417	3.90	530,472	4.00	698,876	3.74
Real estate — business	2,028,799	5.08	1,998,500	5.10	2,147,094	5.04
Real estate — personal	1,484,155	5.25	1,450,898	5.13	1,577,908	5.38
Consumer	1,270,243	6.72	1,234,138	6.65	1,423,911	6.99
Home equity	482,847	4.32	485,034	4.32	491,525	4.35
Student	322,010	2.38	315,150	2.40	341,516	2.37
Consumer credit card	737,798	12.32	762,987	11.29	728,547	12.60
Overdrafts	6,817	—	6,667	—	11,288	—

Total loans (B)	9,781,702	5.33	9,701,644	5.21	10,439,683	5.31

Loans held for sale	557,032	1.63	305,013	1.78	293,636	1.95
Investment securities:
U.S. government & federal agency	668,454	3.00	672,447	1.44	412,667	4.47
State & municipal obligations (A)	893,224	4.87	982,137	4.53	907,536	4.97
Mortgage and asset-backed securities	4,389,863	3.47	5,100,958	2.77	3,985,402	4.47
Other marketable securities (A)	192,647	4.55	182,966	5.18	194,802	5.20

Total available for sale securities (B)	6,144,188	3.66	6,938,508	2.95	5,500,407	4.58
Trading securities (A)	19,545	2.93	22,525	2.87	18,143	3.08
Non-marketable securities (A)	113,601	4.26	109,215	9.43	134,422	4.98

Total investment securities	6,277,334	3.67	7,070,248	3.05	5,652,972	4.58

Short-term federal funds sold and securities purchased under agreements to resell	6,840	0.76	6,903	0.69	31,360	0.66
Long-term securities purchased under agreements to resell	—	—	199,302	1.72	—	—
Interest earning deposits with banks	321,763	0.25	170,504	0.25	203,954	0.23

Total interest earning assets	16,944,671	4.49	17,453,614	4.19	16,621,605	4.93

Non-interest earning assets (B)	1,113,372		1,167,692		986,142

Total assets	$18,058,043		$18,621,306		$17,607,747

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$490,463	0.11	$481,997	0.16	$443,263	0.15
Interest checking and money market	9,871,640	0.31	9,979,287	0.28	8,653,109	0.35
Time open & C.D.’s of less than $100,000	1,702,895	1.43	1,642,200	1.32	2,107,778	2.54
Time open & C.D.’s of $100,000 and over	1,323,064	1.08	1,417,162	0.97	1,785,414	1.87

Total interest bearing deposits	13,388,062	0.52	13,520,646	0.47	12,989,564	0.90

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,026,763	0.32	1,023,961	0.23	937,728	0.35
Other borrowings	502,191	3.02	350,328	3.09	833,189	3.66

Total borrowings	1,528,954	1.21	1,374,289	0.96	1,770,917	1.90

Total interest bearing liabilities	14,917,016	0.59%	14,894,935	0.52%	14,760,481	1.02%

Non-interest bearing demand deposits	979,768		1,006,578		877,500
Other liabilities	198,909		700,754		185,916
Equity	1,962,350		2,019,039		1,783,850

Total liabilities and equity	$18,058,043		$18,621,306		$17,607,747

Net interest income (T/E)	$167,826		$164,773		$168,408

Net yield on interest earning assets		3.97%		3.75%		4.02%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2010
For the quarter ended September 30, 2010, net income amounted to $55.9 million, an increase of $4.2 million over the same quarter last year, but a decrease of $3.8 million compared to the previous quarter. For the current quarter, the return on average assets was 1.19%, the return on average equity was 11.0%, and the efficiency ratio was 59.5%. Compared to the same quarter last year, net interest income (tax equivalent) decreased by $3.6 million to $164.8 million, while non-interest income decreased by $2.6 million to $99.5 million. Non-interest expense for the quarter totaled $155.1 million, an increase of $630 thousand, or .4%, over the same period last year. The provision for loan losses totaled $21.8 million, representing a decline of $13.5 million from the amount recorded in the same quarter last year.
Balance Sheet Review
During the 3rd quarter of 2010, average loans, excluding loans held for sale, decreased $80.1 million, or .8%, compared to the previous quarter. Also, these same loans decreased $738.0 million, or 7.1%, this quarter compared to the same period last year. The decrease in average loans compared to the previous quarter was mainly the result of lower loan balances in all categories except business and consumer credit card loans, which grew on average by $37.2 million and $25.2 million, respectively. The growth in business loans resulted from seasonal borrowings by several larger commercial customers in addition to new loans made this quarter. The growth in consumer card balances is reflective of increased card usage and continued marketing efforts to attract new balances.
During the 3rd quarter of 2010, average construction and business real estate loans declined $37.9 million and $30.3 million, respectively, while average personal real estate loans declined $33.3 million as loan demand remained weak. Average consumer loans, consisting mainly of automobile and marine and RV loans, declined $36.1 million as loan pay-downs, mostly from marine and RV loans, exceeded new loan originations. Average credit card balances increased $25.2 million over the previous quarter. The average balance of loans held for sale (comprised mostly of student loans) declined $252.0 million this quarter due to planned sales of $246.0 million of student loans from the recent school year, most of which were originated under the Department of Education’s program. At September 30, 2010, it is expected that the remaining loans under this program, totaling approximately $178 million, will be sold in the 4th quarter. Additionally, effective October 8, 2010 the Company sold all of its held to maturity student loans, totaling $312 million, and will recognize a gain of $6.9 million in the 4th quarter of 2010.
Total available for sale investment securities (excluding fair value adjustments) averaged $6.9 billion this quarter, up $794.3 million compared to the previous quarter. The increase was mainly the result of purchases of municipal, agency mortgage-backed and other asset-backed securities which totaled $188.9 million, $509.6 million and $556.1 million, respectively, in the 3rd quarter. At September 30, 2010 the duration of the investment portfolio was 2.0 years, and maturities of approximately $1.7 billion are expected to occur during the next 12 months.
Total average deposits increased $159.4 million, or 1.1%, during the 3rd quarter of 2010 compared to the previous quarter. This increase in average deposits resulted mainly from growth in business demand, money market, and certificate of deposit (CD) accounts of $45.7 million, $158.1 million, and $33.4 million, respectively, partly offset by a decline in interest checking accounts of $50.5 million. The increase in average deposits this quarter was mainly due to higher commercial deposit balances. The average loans to deposits ratio in the current quarter was 68.9%, compared to 72.0% in the previous quarter.
During the current quarter, the Company’s average borrowings decreased $154.7 million compared to the previous quarter. This decrease was mainly due to maturities of Federal Home Loan Bank (FHLB) advances during the previous quarter, which totaled $300.4 million and had a weighted average rate of 4.8%. Federal funds purchased and repurchase agreements also declined on average by $2.8 million.
Net Interest Income
Net interest income (tax equivalent) in the 3rd quarter of 2010 amounted to $164.8 million, a decrease of $3.1 million compared with the previous quarter, and a decrease of $3.6 million compared to the 3rd quarter of last year. During the 3rd quarter of 2010, the net yield on earning assets (tax equivalent) was 3.75%, compared with 3.97% in the previous quarter and 4.02% in the same period last year.
The decrease in net interest income (tax equivalent) in the 3rd quarter of 2010 from the previous quarter was primarily due to lower rates earned on average loans and investment securities, but offset by higher average balances of investment securities and lower interest expense on deposits and borrowings. The decrease in interest earned on loans this quarter was mainly due to lower average balances on most loan products, except business and consumer credit card loans, coupled with lower overall rates earned, especially on consumer credit card loans. Interest income on investment securities (tax equivalent) decreased $3.0 million as rates earned on investment securities declined 62 basis points to an average yield of 3.05%, while the average balance increased to $7.1 billion. Additionally during the quarter, the Company acquired $550 million (par value) of agency mortgage-backed securities on a forward delivery basis (TBA). This was done as part of asset/liability strategies to lock in higher rates; however, interest was not earned on these securities for part of the quarter. The effect of this transaction was to reduce interest income approximately $1.9 million this quarter, but it allows the Company to earn higher rates in future quarters. Also at September 30, 2010, the Company held Treasury inflation-protected securities with a book value of $425.4 million. During the current quarter, there was virtually no inflation-adjusted income earned on these bonds compared to $2.6 million earned in the previous quarter. The estimated effect of the lower inflation income coupled with the purchase of the TBA securities mentioned above was to lower the net yield on earning assets in the 3rd quarter by 10 basis points.
Interest expense on deposits declined $1.2 million in the 3rd quarter of 2010 compared with the previous quarter as a result of lower rates paid on virtually all deposit products, but offset by higher average CD balances. The higher average CD balances increased interest expense by $194 thousand this quarter, while lower overall rates reduced interest expense by $1.4 million. Interest expense on borrowings decreased $1.3 million, due

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2010
mainly to lower average balances of FHLB advances as discussed above.
The tax equivalent yield on interest earning assets in the 3rd quarter of 2010 decreased 30 basis points from the previous quarter to 4.19%, while the overall cost of interest bearing liabilities decreased 7 basis points to .52%.
Non-Interest Income
For the 3rd quarter of 2010, total non-interest income amounted to $99.5 million, a decrease of $2.6 million compared to $102.1 million in the same period last year. Also, current quarter non-interest income decreased $2.1 million compared to $101.6 million recorded in the previous quarter.
Bank card fees in the current quarter increased 20.6% over the 3rd quarter of last year due to continued growth in transaction fees earned on corporate card (growth of 44.8%), merchant (growth of 13.7%) and debit card (growth of 13.6%) transactions. The growth in corporate card fees continued to result from both new customer transactions and increased volumes from existing customers. Debit card fees in the 3rd quarter of 2010 totaled $14.6 million and comprised 38.6% of total bank card fees, while corporate card fees comprised 33.0%. Trust fees for the quarter increased 4.7% compared to the same period last year, and resulted from growth in both personal and institutional trust business, but continued to be negatively affected by low interest rates on money market investments held in trust accounts.
Deposit account fees decreased $6.1 million, or 21.8%, from the 3rd quarter of 2009, as overdraft fees were down $6.0 million from the same period last year and down $4.2 million from the previous quarter. The reduced overdraft fees resulted from the Company’s implementation on July 1, 2010 of new overdraft regulations on debit card transactions. Corporate cash management fees, which comprised 37.8% of total deposit account fees in the current quarter, declined 5.0% compared to the same period in the previous year.
Bond trading income for the current quarter totaled $5.1 million, a decrease of 1.0% from the same period last year. Loan fees and sales totaled $5.8 million this quarter, down $1.0 million, and included gains of $3.7 million on sales of $246.0 million of student loans.
Investment Securities Gains and Losses
Net securities gains amounted to $16 thousand in the 3rd quarter of 2010, compared to net gains of $660 thousand in the previous quarter and net losses of $945 thousand in the same quarter last year. During the current quarter, the Company recorded additional credit-related impairment losses of $2.0 million on certain non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired, compared to $1.5 million in the 3rd quarter of 2009. The cumulative credit-related impairment reserve on these bonds totaled $6.7 million at quarter end. At September 30, 2010, the par value of non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired totaled $197.5 million, compared to $171.6 million at December 31, 2009.
The current quarter also included a pre-tax gain of $2.1 million, which included $1.3 million in fair value adjustments on certain of the Company’s private equity investments.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $155.1 million, a decrease of $863 thousand from the previous quarter and an increase of $630 thousand, or .4%, compared to the same period last year. Compared to the 3rd quarter of last year, salaries and benefits expense decreased $1.8 million, or 2.1%, mainly due to lower salaries, benefit plan expense, and medical claims costs. Full time equivalent employees totaled 5,011 and 5,148 at September 30, 2010 and 2009, respectively.
Compared with the 3rd quarter of last year, supplies and communication costs declined 16.6%, reflecting initiatives to reduce both paper and courier costs. Costs for equipment, loan collection and other outside fees were all lower than the same period last year. Marketing costs increased 4.5% over the same period last year, while data processing and software costs increased 8.6%, mainly the result of higher costs for bankcard processing fees (related to higher bankcard revenues). Foreclosed real estate and other foreclosed property expense this quarter totaled $2.1 million compared to $846 thousand in the same period last year.
Income Taxes
The effective tax rate for the Company was 31.8% for the current quarter, compared with 31.5% in the previous quarter and 31.2% in the 3rd quarter of 2009.
Credit Quality
Net loan charge-offs for the 3rd quarter of 2010 amounted to $21.8 million, compared with $22.2 million in the prior quarter and $30.9 million in the 3rd quarter of last year. The $343 thousand decrease in net loan charge-offs in the 3rd quarter of 2010 compared to the previous quarter was mainly the result of lower business, business real estate, and revolving home equity loan losses but offset by an increase in construction loan losses of $1.5 million. Net loan losses on both consumer banking and consumer credit card loans were slightly higher than the previous quarter. The ratio of annualized net loan charge-offs to total average loans was .89% in the current quarter compared to .91% in the previous quarter.
For the 3rd quarter of 2010, annualized net charge-offs on average consumer credit card loans amounted to 6.55%, compared with 6.71% in the previous quarter and 6.85% in the same period last year. Consumer loan net charge-offs for the quarter amounted to 1.58% of average consumer loans, compared to 1.50% in the previous quarter and 1.82% in the same quarter last year. The provision for loan losses for the current quarter totaled $21.8 million, matching net loan charge-offs, and was $13.5 million lower than in the same period last year. The allowance for loan losses, which was unchanged from the previous quarter, totaled $197.5 million, or 2.04% of total loans, excluding loans held for sale. At September 30, 2010, the allowance for loan losses was 220% of total non-accrual loans.
At September 30, 2010, total non-performing assets amounted to $102.1 million, a decrease of $1.0 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($89.6 million) and foreclosed real estate ($12.5 million). At September 30, 2010, the balance of non-accrual loans, which represented .9% of loans outstanding, included construction and land loans of $53.1 million, business real estate loans of $17.9 million and business loans of $11.2 million. Loans past due more than 90 days and still accruing interest totaled $42.7 million at

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2010
September 30, 2010, but included $19.9 million in federally guaranteed student loans which, as noted above, were sold in October 2010.
Other
The Company’s purchases of treasury stock during the current quarter were not significant and related mainly to employee stock option activity.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.